Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Templeton
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Templeton
One Franklin Parkway
San Mateo, CA 94403-1906

Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, CA  94403-1906

By: /s/Virginia E. Rosas
Assistant Secretary of Franklin Resources, Inc.
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.
Secretary of Franklin Advisers, Inc.

By: /s/Lori A. Weber
Vice President and Co-Secretary
Franklin High Income Trust on behalf of Franklin High Income Fund